================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. __)*

                                  Ternium S.A.
                                ----------------
                                (Name of Issuer)

                     Common Stock, $1.00 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    880890108
                                 --------------
                                 (CUSIP Number)

                                December 31, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[ ]   Rule 13d-1(c)

[X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

....................
CUSIP NO. 880890108
....................

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS

         ROCCA & PARTNERS S.A.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         00-0000000

--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [ ]

                                                             (b)  [ ]

--------------------------------------------------------------------------------
 3.      SEC USE ONLY


--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         BRITISH VIRGIN ISLANDS

--------------------------------------------------------------------------------
                 5.       SOLE VOTING POWER:  0

 NUMBER OF       ...............................................................
   SHARES        6.       SHARED VOTING POWER: 1,413,782,421
BENEFICIALLY
  OWNED BY       ...............................................................
    EACH         7.       SOLE DISPOSITIVE POWER:  0
 REPORTING
   PERSON        ...............................................................
   WITH:         8.       SHARED DISPOSITIVE POWER: 1,413,782,421

--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON: 1,413,782,421


--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                  [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 70.5%


--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO


--------------------------------------------------------------------------------

                               Page 2 of 21 Pages

....................
CUSIP NO. 880890108
....................

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS

         SAN FAUSTIN N.V.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         00-0000000

--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [ ]

                                                             (b)  [ ]

--------------------------------------------------------------------------------
 3.      SEC USE ONLY


--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         NETHERLANDS ANTILLES

--------------------------------------------------------------------------------
                 5.       SOLE VOTING POWER:  1

 NUMBER OF       ...............................................................
   SHARES        6.       SHARED VOTING POWER: 1,413,782,420
BENEFICIALLY
  OWNED BY       ...............................................................
    EACH         7.       SOLE DISPOSITIVE POWER:  1
 REPORTING
   PERSON        ...............................................................
   WITH:         8.       SHARED DISPOSITIVE POWER: 1,413,782,420

--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON: 1,413,782,421


--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                  [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 70.5%


--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO


--------------------------------------------------------------------------------

                               Page 3 of 21 Pages

....................
CUSIP NO. 880890108
....................

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS

         I.I.I. INDUSTRIAL INVESTMENTS INC.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         00-0000000

--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [ ]

                                                             (b)  [ ]

--------------------------------------------------------------------------------
 3.      SEC USE ONLY


--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         CAYMAN ISLANDS

--------------------------------------------------------------------------------
                 5.       SOLE VOTING POWER: 224,586,451

 NUMBER OF       ...............................................................
   SHARES        6.       SHARED VOTING POWER: 1,189,195,970
BENEFICIALLY
  OWNED BY       ...............................................................
    EACH         7.       SOLE DISPOSITIVE POWER: 224,586,451
 REPORTING
   PERSON        ...............................................................
   WITH:         8.       SHARED DISPOSITIVE POWER: 1,189,195,970

--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON: 1,413,782,421


--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                  [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 70.5%


--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO


--------------------------------------------------------------------------------

                               Page 4 of 21 Pages

....................
CUSIP NO. 880890108
....................

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS

         INVERSORA SIDERURGICA LIMITED

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         00-0000000

--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [ ]

                                                             (b)  [ ]

--------------------------------------------------------------------------------
 3.      SEC USE ONLY


--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         GIBRALTAR

--------------------------------------------------------------------------------
                 5.       SOLE VOTING POWER: 959,482,775

 NUMBER OF       ...............................................................
   SHARES        6.       SHARED VOTING POWER: 454,299,646
BENEFICIALLY
  OWNED BY       ...............................................................
    EACH         7.       SOLE DISPOSITIVE POWER: 959,482,775
 REPORTING
   PERSON        ...............................................................
   WITH:         8.       SHARED DISPOSITIVE POWER: 454,299,646

--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON: 1,413,782,421


--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                  [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 70.5%


--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO


--------------------------------------------------------------------------------

                               Page 5 of 21 Pages

.....................
 CUSIP NO. 880890108
.....................

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS

         TENARIS S.A.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         00-0000000

--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [ ]

                                                             (b)  [ ]

--------------------------------------------------------------------------------
 3.      SEC USE ONLY


--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         GRAND DUCHY OF LUXEMBOURG

--------------------------------------------------------------------------------
                 5.       SOLE VOTING POWER: 229,713,194

 NUMBER OF       ...............................................................
   SHARES        6.       SHARED VOTING POWER: 1,184,069,227
BENEFICIALLY
  OWNED BY       ...............................................................
    EACH         7.       SOLE DISPOSITIVE POWER: 229,713,194
 REPORTING
   PERSON        ...............................................................
   WITH:         8.       SHARED DISPOSITIVE POWER: 1,184,069,227

--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON: 1,413,782,421


--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                  [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 70.5%


--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO


--------------------------------------------------------------------------------

                               Page 6 of 21 Pages

Item 1.

     (a)   Name of Issuer:

           Ternium S.A.

     (b)   Address of Issuer's Principal Executive Offices:

           46A, avenue John F. Kennedy
           L-1855 Luxembourg

Item 2.
     (a)   Name of Person Filing:

           Rocca & Partners S.A.
           San Faustin N.V.
           I.I.I. Industrial Investments Inc.
           Inversora Siderurgica Limited
           Tenaris S.A.

     (b)   Address of Principal Business Office or, if none, Residence:

           Rocca & Partners S.A.
           Vanterpool Plaza, 2nd Floor,
           Wickhams Cay I, Road Town, Tortola
           British Virgin Islands

           San Faustin N.V.
           Berg Arrarat 1
           Curacao
           Netherlands Antilles

           I.I.I. Industrial Investments Inc.
           69 Dr. Roy's Drive,
           Georgetown, Grand Cayman
           Cayman Islands

           Inversora Siderurgica Limited
           57/63 Line Wall Road,
           Gibraltar

           Tenaris S.A.
           46A, Avenue John F. Kennedy,
           L-1855 Luxembourg,
           Grand Duchy of Luxembourg

           Citizenship:

           See item 4 on page 2
           See item 4 on page 3
           See item 4 on page 4
           See item 4 on page 5
           See item 4 on page 6

                               Page 7 of 21 Pages

     (c)   Title of Class of Securities:

           Common Stock, $1.00 par value per share

     (d)   CUSIP Number:

           880890108


Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: (Not Applicable)

     (a)   [ ]  Broker or dealer registered under section 15 of the
                Act (15 U.S.C. 78o);
     (b)   [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
     (c)   [ ]  Insurance company as defined in section 3(a)(19) of the
                Act (15 U.S.C. 78c);
     (d)   [ ]  Investment company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C. 80a-8);
     (e)   [ ]  An investment adviser in accordance with Section 240.13d-1(b)
                (1)(ii)(E);
     (f)   [ ]  An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);
     (g)   [ ]  A parent holding company or control person in accordance with
                Section 240.13d-1(b)(1)(ii)(G);
     (h)   [ ]  A savings association as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813);
     (i)   [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)   [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.         Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)   Amount beneficially owned:

           See item 9 on page 2
           See item 9 on page 3
           See item 9 on page 4
           See item 9 on page 5
           See item 9 on page 6

     (b)   Percent of class:

           See item 11 on page 2
           See item 11 on page 3
           See item 11 on page 4
           See item 11 on page 5
           See item 11 on page 6

     (c)   Number of shares as to which the person has:

(i)             Sole power to vote or to direct the vote:

                               Page 8 of 21 Pages

           See item 5 on page 2
           See item 5 on page 3
           See item 5 on page 4
           See item 5 on page 5
           See item 5 on page 6

(ii)            Shared power to vote or to direct the vote:

           See item 6 on page 2
           See item 6 on page 3
           See item 6 on page 4
           See item 6 on page 5
           See item 6 on page 6

(iii)           Sole power to dispose or to direct the disposition of:

           See item 7 on page 2
           See item 7 on page 3
           See item 7 on page 4
           See item 7 on page 5
           See item 7 on page 6


(iv)            Shared power to dispose or to direct the disposition of:

           See item 8 on page 2
           See item 8 on page 3
           See item 8 on page 4
           See item 8 on page 5
           See item 8 on page 6


Rocca & Partners S.A. controls a significant portion of the voting power of San Faustin N.V. and has the ability to influence matters affecting, or submitted to a vote of the shareholders of, San Faustin N.V., such us the election of directors, the approval of certain corporate transactions and other matters concerning the company's policies. I.I.I. Industrial Investments Inc. is a wholly owned subsidiary of San Faustin N.V. Inversora Siderurgica Limited is a wholly owned subsidiary of I.I.I. Industrial Investments Inc. I.I.I. Industrial Investments Inc. holds 60.45% of the shares of Tenaris S.A.

There are no controlling shareholders for Rocca & Partners S.A.

                               Page 9 of 21 Pages

Item 5.         Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

           Not applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7.         Identification and Classification of the Subsidiary Which
           Acquired the Security Being Reported on By the Parent Holding
           Company.

           Not applicable.

Item 8.         Identification and Classification of Members of the Group.

           Not applicable.

Item 9.         Notice of Dissolution of Group.

           Not applicable.

Item 10.        Certification.

           Not applicable.

                              Page 10 of 21 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by ROCCA & PARTNERS S.A. to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

         Pursuant to Rule 13d-1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of SAN FAUSTIN N.V., I.I.I. INDUSTRIAL INVESTMENTS INC., INVERSORA SIDERURGICA LIMITED and TENARIS S.A.


February 12, 2007
                                                /s/ Fernando R. Mantilla
                                                ------------------------
                                                Fernando R. Mantilla
                                                Attorney-in-fact

                              Page 11 of 21 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SAN FAUSTIN N.V. to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

         Pursuant to Rule 13d - 1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of ROCCA & PARTNERS S.A., I.I.I. INDUSTRIAL INVESTMENTS INC., INVERSORA SIDERURGICA LIMITED and TENARIS S.A.


February 12, 2007
                                                /s/ Fernando R. Mantilla
                                                ------------------------
                                                Fernando R. Mantilla
                                                Attorney-in-fact

                              Page 12 of 21 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by I.I.I. INDUSTRIAL INVESTMENTS INC. to sign this statement, certify that the information set forth in this
Schedule 13G is true, complete and correct.

         Pursuant to Rule 13d-1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., INVERSORA SIDERURGICA LIMITED and TENARIS S.A.


February 12, 2007
                                                /s/ Fernando R. Mantilla
                                                ------------------------
                                                Fernando R. Mantilla
                                                Attorney-in-fact

                              Page 13 of 21 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by INVERSORA SIDERURGICA LIMITED to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

         Pursuant to Rule 13d-1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., I.I.I. INDUSTRIAL INVESTMENTS INC. and TENARIS S.A.



February 12, 2007
                                                /s/ Fernando R. Mantilla
                                                ------------------------
                                                Fernando R. Mantilla
                                                Attorney-in-fact

                              Page 14 of 21 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by TENARIS S.A. to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

         Pursuant to Rule 13d -1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., I.I.I. INDUSTRIAL INVESTMENTS INC. and INVERSORA SIDERURGICA LIMITED.


February 12, 2007
                                                /s/ Fernando R. Mantilla
                                                ------------------------
                                                Fernando R. Mantilla
                                                Attorney-in-fact


                              Page 15 of 21 Pages

                                  EXHIBIT INDEX

Exhibit  Description
-------  -----------------------------------------------------------------------
A        Power of Attorney for Rocca & Partners S.A., dated December 22nd, 2006.
B        Power of Attorney for San Faustin N.V., dated December 22nd, 2006.
C Power of Attorney for I.I.I. Industrial Investments Inc., dated December 22nd, 2006.
D        Power of Attorney for Inversora Siderurgica Limited, dated
         December 22nd, 2006.
E        Power of Attorney for Tenaris S.A., dated December 22nd, 2006.

                              Page 16 of 21 Pages

                                                                       EXHIBIT A

                      [LETTERHEAD OF ROCCA & PARTNERS S.A.]

                                POWER OF ATTORNEY

                  The undersigned, Gianfelice Rocca, President of ROCCA & PARTNERS S.A., a company organized under the laws of the British Virgin Islands, hereby constitutes and appoints Carlos Manuel Franck, Fernando Ricardo Mantilla and Carlos Enrique Zandona, and each of them, as attorneys or attorney of the undersigned with full power of substitution and resubstitution, to sign on its behalf a Statement on Schedule 13G relating to the Common Stock, of TERNIUM S.A., including any agreements attached as exhibits thereto, and to sign any or all amendments to such Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys or attorney, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys or attorney, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                                                      By: /s/ Gianfelice Rocca
                                                          --------------------
                                                          Gianfelice Rocca
                                                          President

Dated: December 22nd, 2006

                              Page 17 of 21 Pages

                                                                       EXHIBIT B

                        [LETTERHEAD OF SAN FAUSTIN N.V.]

                                POWER OF ATTORNEY

The undersigned, Roberto Bonatti, President of SAN FAUSTIN N.V., a company organized under the laws of Curacao, hereby constitutes and appoints Carlos Manuel Franck, Fernando Ricardo Mantilla and Carlos Enrique Zandona, and each of them, as attorneys or attorney of the undersigned with full power of substitution and resubstitution, to sign on its behalf a Statement on Schedule 13G relating to the Common Stock, of TERNIUM S.A., including any agreements attached as exhibits thereto, and to sign any or all amendments to such Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys or attorney, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys or attorney, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                                                   By: /s/ Roberto Bonatti
                                                       -------------------
                                                       Roberto Bonatti
                                                       President

Dated: December 22nd, 2006


                              Page 18 of 21 Pages

                                                                       EXHIBIT C

               [LETTERHEAD OF I.I.I. INDUSTRIAL INVESTMENTS INC.]

                                POWER OF ATTORNEY

                  The undersigned, Paolo Rocca, President of I.I.I. INDUSTRIAL INVESTMENTS Inc., a company organized under the laws of the Cayman Islands, hereby constitutes and appoints Carlos Manuel Franck, Fernando Ricardo Mantilla and Carlos Enrique Zandona, and each of them, as attorneys or attorney of the undersigned with full power of substitution and resubstitution, to sign on its behalf a Statement on Schedule 13G relating to the Common Stock, of TERNIUM S.A., including any agreements attached as exhibits thereto, and to sign any or all amendments to such Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys or attorney, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys or attorney, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                                                   By: /s/ Paolo Rocca
                                                       ---------------
                                                       Paolo Rocca
                                                       President

Dated: December 22nd, 2006


                              Page 19 of 21 Pages

                                                                       EXHIBIT D

                  [LETTERHEAD OF INVERSORA SIDERURGICA LIMITED]

                                POWER OF ATTORNEY

                  The undersigned, Umberto Bocchini, Director of INVERSORA SIDERURGICA LIMITED, a company organized under the laws of Gibraltar, hereby constitutes and appoints Carlos Manuel Franck, Fernando Ricardo Mantilla and Carlos Enrique Zandona, and each of them, as attorneys or attorney of the undersigned with full power of substitution and resubstitution, to sign on its behalf a Statement on Schedule 13G relating to the Common Stock, of TERNIUM S.A., including any agreements attached as exhibits thereto, and to sign any or all amendments to such Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys or attorney, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys or attorney, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                                   By: /s/ Umberto Bocchini
                                                       --------------------
                                                       Umberto Bocchini
                                                       Director

Dated: December 22nd, 2006

                              Page 20 of 21 Pages

                                                                       EXHIBIT E

                          [LETTERHEAD OF TENARIS S.A.]

                                POWER OF ATTORNEY

                  The undersigned, Paolo Rocca, Chief Executive Officer of TENARIS S.A., a company organized under the laws of Luxembourg, hereby constitutes and appoints Carlos Manuel Franck, Fernando Ricardo Mantilla and Carlos Enrique Zandona, and each of them, as attorneys or attorney of the undersigned with full power of substitution and resubstitution, to sign on its behalf a Statement on Schedule 13G relating to the Common Stock, of TERNIUM S.A., including any agreements attached as exhibits thereto, and to sign any or all amendments to such Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys or attorney, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys or attorney, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                                                   By: /s/ Paolo Rocca
                                                       -----------------------
                                                       Paolo Rocca
                                                       Chief Executive Officer


Dated: December 22nd, 2006


                              Page 21 of 21 Pages